CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182417 on Form N-1A of our report dated December 30, 2025, relating to the financial statements and financial highlights of Affinity World Leaders Equity ETF (the “Fund”), appearing in Form N-CSR of the Fund for the year ended October 31, 2025, and to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 26, 2026